Exhibit (a)(5)(ix)

Media Release

Roche commences tender offer for all shares of Spark Therapeutics, Inc. for US$ 114.50 per share in cash

Basel, 7 March 2019 - Roche (SIX: RO, ROG; OTCQX: RHHBY) today announced that it has commenced a cash tender offer for all of the outstanding shares of common stock of Spark Therapeutics, Inc. (NASDAQ: ONCE) at a price of US$ 114.50 per share. The tender offer is being made pursuant to the previously announced merger agreement dated as of 22 February 2019 among Spark Therapeutics, Inc., Roche Holdings, Inc., an indirect wholly owned subsidiary of Roche Holding Ltd, and 022019 Merger Subsidiary, Inc., a wholly owned subsidiary of Roche Holdings, Inc. The tender offer period will expire at 12am midnight, Eastern Time, at the end of the day on 3 April 2019, unless the offer is extended.

Roche has filed a tender offer statement on Schedule TO with the United States Securities and Exchange Commission (SEC). 022019 Merger Subsidiary, Inc. is the acquirer in the tender offer. The Offer to Purchase contained within the Schedule TO sets out the terms and conditions of the tender offer.

Spark Therapeutics has filed a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9, which includes the unanimous recommendation of the Spark Therapeutics board of directors that Spark Therapeutics stockholders tender their shares in the tender offer. Closing of the tender offer is conditioned upon customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and there being validly tendered and received, and not validly withdrawn, a majority of the outstanding shares of Spark Therapeutics common stock. The tender offer is not subject to any financing condition. Following successful completion of the tender offer, any shares not acquired in the tender offer will be acquired in a second step merger at the same price of US$ 114.50 per share. The closing of the transaction is expected to take place in the second quarter of 2019.

The complete terms and conditions of the tender offer are set out in the Offer to Purchase, which was filed with the SEC today, 7 March 2019. Spark Therapeutics stockholders may access copies of all of the offering documents, including the Offer to Purchase and the Solicitation/Recommendation Statement on Schedule 14D-9, free of charge on the SEC’s website (www.sec.gov). The Solicitation/Recommendation Statement on Schedule 14D-9 may also be found on the Spark Therapeutics Investor Relations website (http://ir.sparktx.com), and the Offer to Purchase and the other related materials are available directly from MacKenzie Partners, Inc., the Information Agent for the offer, toll free at (800) 322-2885 (please call (212) 929-5500 (collect) if you are located outside the US or Canada) or via email at tenderoffer@mackenziepartners.com.

F. Hoffmann-La Roche Ltd	4070 Basel Switzerland	Group Communications Roche Group Media Relations	Tel. +41 61 688 88 88 www.roche.com

Citi is acting as financial advisor to Roche and Davis Polk & Wardwell LLP is acting as legal counsel to Roche. Centerview Partners is acting as financial advisor to Spark Therapeutics and Goodwin Procter LLP is acting as legal counsel to Spark Therapeutics. Cowen also acted as a financial advisor in this transaction to Spark Therapeutics.

About Spark Therapeutics

Spark Therapeutics is a fully integrated, commercial company committed to discovering, developing and delivering gene therapies. The company challenges the inevitability of genetic diseases, including blindness, haemophilia, lysosomal storage disorders and neurodegenerative diseases. Founded in March 2013 as a result of the technology and know-how accumulated over two decades at Children’s Hospital of Philadelphia (CHOP), Spark Therapeutics’ investigational therapies have the potential to provide long-lasting effects, dramatically and positively changing the lives of patients with conditions where no, or only palliative, therapies exist. Greater understanding of the human genome and genetic abnormalities have allowed Spark Therapeutics’ scientists to tailor investigational therapies to patients suffering from very specific genetic diseases. This approach holds great promise in developing effective treatments to a host of inherited diseases.

Spark Therapeutics is headquartered in Philadelphia, Pennsylvania.

About Roche

Roche is a global pioneer in pharmaceuticals and diagnostics focused on advancing science to improve people’s lives. The combined strengths of pharmaceuticals and diagnostics under one roof have made Roche the leader in personalised healthcare – a strategy that aims to fit the right treatment to each patient in the best way possible.

Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and diseases of the central nervous system. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management.

Founded in 1896, Roche continues to search for better ways to prevent, diagnose and treat diseases and make a sustainable contribution to society. The company also aims to improve patient access to medical innovations by working with all relevant stakeholders. Thirty medicines developed by Roche are included in the World Health Organization Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and cancer medicines. Moreover, for the tenth consecutive year, Roche has been recognised as the most sustainable company in the Pharmaceuticals Industry by the Dow Jones Sustainability Indices (DJSI).

The Roche Group, headquartered in Basel, Switzerland, is active in over 100 countries and in 2018 employed about 94,000 people worldwide. In 2018, Roche invested CHF 11 billion in R&D and posted sales of CHF 56.8 billion. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

All trademarks used or mentioned in this release are protected by law.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING, AMONG OTHER

THINGS, THE EXPECTED CONSUMMATION OF THE TRANSACTION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE TRANSACTION, INCLUDING REGULATORY APPROVAL, THE TENDER OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF SPARK THERAPEUTICS, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED, AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN SPARK THERAPEUTICS’ PUBLIC FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING THE “RISK FACTORS” SECTIONS OF SPARK THERAPEUTICS’ ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018, AS WELL AS THE TENDER OFFER DOCUMENTS FILED BY ROCHE AND ITS ACQUISITION SUBSIDIARY AND THE SOLICITATION/RECOMMENDATION FILED BY SPARK THERAPEUTICS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. ROCHE AND SPARK THERAPEUTICS DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMMON STOCK OF SPARK THERAPEUTICS. THE TENDER OFFER IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. ROCHE AND ITS ACQUISITION SUBSIDIARY FILED A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC ON MARCH 7, 2019, AND SPARK THERAPEUTICS FILED A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER WITH THE SEC ON MARCH 7, 2019. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), AS THEY MAY BE AMENDED FROM TIME TO TIME, CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER SINCE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS HAVE BEEN FILED WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE AND SPARK THERAPEUTICS WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE

COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY SPARK THERAPEUTICS AT WWW.SPARKTX.COM.

Roche Group Media Relations
Phone: +41 61 688 8888 / e-mail: media.relations@roche.com

- Nicolas Dunant (Head)
- Patrick Barth
- Ulrike Engels-Lange
- Simone Oeschger
- Anja von Treskow